SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMBASSADORS INTERNATIONAL, INC.

(Name of Registrant as specified in its charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1071 Camelback Street

Newport Beach, California 92660

April 10, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Ambassadors International, Inc. (the “Company”), which will be held at 10:00 a.m., local time, on May 11, 2006, at 1071 Camelback Street, Newport Beach, California 92660. All holders of the Company’s outstanding common stock as of the close of business on March 31, 2006, are entitled to vote at the Annual Meeting. Enclosed is a copy of the Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy.

We hope that you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the Proxy in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

Sincerely,

Joseph J. Ueberroth

President and Chief Executive Officer

AMBASSADORS INTERNATIONAL, INC.

1071 Camelback Street

Newport Beach, California 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ambassadors International, Inc., a Delaware corporation (the “Company”), will be held at 10:00 a.m., local time, on May 11, 2006, at 1071 Camelback Street, Newport Beach, California 92660, for the following purposes:

1. To elect three (3) Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

By Order of the Board of Directors

Brian R. Schaefgen

Corporate Secretary

Dated: April 10, 2006

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

AMBASSADORS INTERNATIONAL, INC.

1071 Camelback Street

Newport Beach, California 92660

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Ambassadors International, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on May 11, 2006, at 1071 Camelback Street, Newport Beach, California 92660, and at any adjournment thereof. When your proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon.

At the close of business on March 31, 2006, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 10,886,207 shares of common stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. Only stockholders of record at the close of business on March 31, 2006, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may vote by attending the Annual Meeting and voting in person. You may also vote by completing and mailing the enclosed proxy card. If your shares are held by a bank, broker or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

The method of voting by proxy differs for shares held as a record holder and shares held in “street name,” which means your shares are held of record by a broker, bank or other nominee. If you hold your shares of the Common Stock as a record holder, you may vote by completing, dating and signing the enclosed proxy card and promptly returning it in the enclosed, preaddressed, postage paid envelope or otherwise mailing it to the Company by following the instructions on the enclosed proxy card. If you hold your shares of Company Common Stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instructions from your broker, bank or nominee that accompany this joint proxy statement/prospectus.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in street name and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a proxy from the record holder of the shares authorizing you to vote at the Annual Meeting.

Any stockholder of record has the power to revoke his or her proxy at any time before it is voted by delivery of a written notice to the Corporate Secretary of the Company or by issuance of a subsequent proxy. In addition, a stockholder of record attending the Annual Meeting may revoke his or her proxy and vote in person if he or she desires to do so, but attendance at the Annual Meeting will not of itself revoke the proxy. If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660, Attn: Corporate Secretary.

The enclosed Proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters which may be properly brought before the Annual Meeting. At the time of printing this Proxy Statement, the management of the Company is not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to the management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders.

Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board of Directors. The Board of Directors is recommending a vote “FOR” each of the three director nominees.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the eligible votes on the Record Date will constitute a quorum, permitting the meeting to conduct its business. Proxies received, but marked as abstentions, and broker non-votes (i.e., shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote by the actual owner of the shares and does not have discretionary authority to vote such shares) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of a quorum. Brokers or other nominees who hold shares of Company Common Stock in street name for a beneficial owner of those shares generally have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners.

For Item 1, directors will be elected by a plurality of the votes cast. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. This means that the three nominees for Class II Directors receiving the highest number of votes will be elected as Class II Directors. Broker non-votes are not likely to result from the vote on the election of directors. Any broker non-vote will not have an effect on the election of directors.

For Item 2, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Broker non-votes are not likely to result from the vote on the ratification of Ernst & Young as the Company’s independent auditors. Any broker non-vote will not have an effect on the ratification of the Ernst & Young as the Company’s independent auditors.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail, or by telephone, by directors, officers, and regular employees of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and accompanying Proxy will be mailed on or about April 10, 2006, to all stockholders entitled to vote at the Annual Meeting.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

ITEM 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of nine directors, divided equally into three classes. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on that annual meeting date.

In August 2005, the number of directors was increased from seven to nine, including an increase in Class I directors from two to three and Class II directors from two to three. Concurrent with the increase in directors, J. Fife Symington, IV and Kevin M. Luebbers were identified and recommended as director nominees to the Board by the Compensation and Nominating Committee, in order to fill the newly created directorship positions. On August 10, 2005, based on the recommendation of the Compensation and Nominating Committee, J. Fife Symington, IV and Kevin M. Luebbers were appointed to the Board as Class I and Class II directors, respectively. Mr. Symington will serve an initial term of two years with the other Class I directors whose term shall expire at the 2007 annual meeting. Mr. Luebbers will serve an initial term of one year with the other Class II directors whose term shall expire at the 2006 annual meeting.

At this year’s Annual Meeting, three Class II Directors are to be elected. Based upon the recommendation of the Compensation and Nominating Committee, the Board has nominated for election at the Annual Meeting as Class II Directors the incumbent directors in such Class: James L. Easton, Kevin M. Luebbers and Joseph J. Ueberroth. The enclosed Proxy will be voted in favor of these individuals unless other instructions are given. If elected, the nominees will serve as directors until the Company’s Annual Meeting of Stockholders in the year 2009, and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Board of Directors may designate.

Set forth below is information regarding each nominee and each person whose term of office as a director will continue after the Annual Meeting as of the record date.

NAME	POSITION WITH COMPANY	AGE	DIRECTOR SINCE	TERM EXPIRES
Class II Directors, currently standing for re-election:
James L. Easton(1)	Director	70	1995	2006
Kevin M. Luebbers(1)	Director	39	2005	2006
Joseph J. Ueberroth	Director, President & Chief Executive Officer	37	2001	2006

Class I Directors, whose term expires at the Annual Meeting to be held in 2007:
J. Fife Symington, IV(2)	Director	36	2005	2007
Peter V. Ueberroth(3)	Chairman of the Board	68	1995	2007
Richard D.C. Whilden(2)	Director	72	1995	2007

Class III Directors, whose term expires at the Annual Meeting to be held in 2008:
Brigitte M. Bren(3)	Director	40	2001	2008
Rafer L. Johnson(2)	Director	71	1995	2008
John C. Spence(1)	Director	76	1995	2008

(1)	Member of Audit Committee
(2)	Member of Compensation and Nominating Committee
(3)	Member of Governance Committee

Director Biographical Information

Class II Directors Nominees Standing for Re- Election for a Three-Year Term Expiring at the 2009 Annual Meeting

James L. Easton has served as a Director since 1995. Since 1973, Mr. Easton has served as Chairman and President of Jas. D. Easton, Inc., and Chairman of Easton Sports Inc., diversified international sporting goods companies. He is one of the four Vice Presidents on the International Olympic Committee and is one of the three

International Olympic Committee members from the United States. Mr. Easton is also a member of the International Olympic Committee’s Marketing Commission and Nominations Commission. He also is immediate past President of Federation Internationale de Tir a l’Arc (FITA-International Archery Association), is a Member of the Board of Visitors of John E. Anderson Graduate School of Management at the University of California at Los Angeles and is a Board Member of the U.S. Olympic Committee. Mr. Easton also serves as a Director of Ambassadors Group, Inc., a publicly traded travel company and is a member of its Compensation Committee.

Kevin M. Luebbers has served as a Director since August 2005. Mr. Luebbers is Co-Founder and Partner of VIC Partners, LLC, an investment fund focusing on purchasing and repositioning hotel properties. From 2000 to 2003, Mr. Luebbers served as Chief Financial Officer and Executive Vice President of RFS Hotel Investors, Inc., a publicly-traded real estate investment trust. From 1996 to 2000, Mr. Luebbers worked for Hilton Hotels Corporation, serving most recently as Senior Vice President of Planning and Investment Analysis.

Joseph J. Ueberroth has served as President and Chief Executive Officer since November 2003 and as a Director since 2001. Prior to joining the Company, Mr. Ueberroth served as Founder and Co-Chairman of BellPort Group, Inc., an international marina company and as General Partner and Managing Member of CGI Opportunity Fund, a venture capital operating company focused on early stage, high growth companies. Mr. Ueberroth serves as Director of Ambassadors Group, Inc. and Enwisen.

The Board of Directors unanimously recommends that you vote “FOR” each of the three director nominees.

Class I Directors Continuing Until the 2007 Annual Meeting

J. Fife Symington, IV has served as a Director since August 2005. Mr. Symington has served as Co-Founder and Managing Director of Melones Internacional since 1995. Melones Internacional owns and operates the largest contiguous greenhouse operation in North America. Mr. Symington also serves as Managing Director of Symington & Canelos, Inc., a firm specializing in private equity investments in Mexico. Mr. Symington holds a Bachelor of Arts degree from Harvard University and is a Chartered Financial Analyst.

Peter V. Ueberroth currently serves as Chairman of the Board of Directors, a position he has held since 1995. During the period from November 2003 to June 2004, he served as Co-Chairman of the Board of Directors. Mr. Ueberroth is currently, and has been since 1989, the Managing Director of Contrarian Group, Inc., an investment and management company. In 1962, Mr. Ueberroth founded First Travel Corporation and sold it to the Carlson Travel Group in 1980. From 1979 to 1984, Mr. Ueberroth served as President of the Los Angeles Olympic Organizing Committee. From 1984 to 1989, he served as the Sixth Commissioner of Major League Baseball. In July of 1999, Mr. Ueberroth successfully orchestrated the purchase of the Pebble Beach Company and he now serves as an owner and Co-Chairman. Mr. Ueberroth also serves as the Chairman of the United States Olympic Committee. He is also a member of the Board of Directors of Adecco SA, The Coca-Cola Company and Hilton Hotels Corporation.

Richard D.C. Whilden has served as a Director since 1995. Since 1990, Mr. Whilden has been a Principal of Contrarian Group, an investment and management company. From June 1996 to July 2000, he also served as Chairman of the Board, and from March 1998 to March 1999, he served as President and Chief Executive Officer, of GetThere, Inc., an internet travel company. Between 1993 and 1994, he was Chairman of the Board of Directors of Caliber Bank in Phoenix, Arizona and was Chairman, Chief Executive Officer and President of Caliber Bank’s holding company, Independent Bankcorp of Arizona, Inc. From 1959 to 1989, Mr. Whilden was employed by TRW, Inc., during which time he served as an Executive Vice President from 1984 to 1989. Mr. Whilden also serves as a Director of Ambassadors Group, Inc.

Class III Directors Continuing Until the 2008 Annual Meeting

Brigitte M. Bren has served as a Director since February 2001. Since 1991, Ms. Bren has served as Co-Founder, President and Chief Executive Officer of International Strategic Planning, Inc., an international business consulting firm specializing in advising U.S. companies expanding internationally. From 1999 to 2003, she was of counsel to Arter & Hadden, LLP, in its Los Angeles office. From 1993 to 1995, Ms. Bren served as Vice President of International Marketing/Sales and Vice President of Governmental Affairs for Mark Goodson Productions. Ms. Bren also serves as Director of Ambassadors Group, Inc.

Rafer L. Johnson has served as a Director since 1995. Mr. Johnson is a world and Olympic record holder in the decathlon. Mr. Johnson devotes a substantial amount of his time to mentally and physically handicapped children and adults. He has been associated with California Special Olympics since its inception in 1969, served as the President of its Board of Directors for 10 years from 1982 to 1992, and currently is Chairman of its Board of Governors and has been since 1992. He has been appointed to national and international foundations and presidential commissions, with a concentration on youth development, including service with the Amateur Athletic Foundation and Kids In Sports. Mr. Johnson also is and has been national head coach for Special Olympics International and a Member of its Board of Directors. In addition, Mr. Johnson serves on a variety of private special boards and committees in the worlds of sports and community services. Mr. Johnson also serves as a Director of Ambassadors Group, Inc.

John C. Spence has served as a Director since 1995. He is also a Director of Cypress Reinsurance Ltd (“Cypress Re”), a Bermuda based insurance company and a wholly-owned subsidiary of the Company and a Director of Endovascular Instruments Inc., a manufacturer of medical instruments. From April 1993 to January 1998, Mr. Spence served as President of AVCO Insurance Services, a provider of credit and credit related insurance to financial institutions, and served as its Chairman until his retirement in April 1998.

There are no arrangements or understandings known to the Company between any of the directors or nominees for director of the Company and any other person pursuant to which any such person was or is to be elected a director.

Joseph J. Ueberroth is the son of Peter V. Ueberroth. Other than this relationship, there are no family relationships among the directors and executive officers of the Company. See “Related Party Transactions” for further information regarding transactions between the Company and certain of its executive officers and directors.

Meetings of the Board of Directors and Committees of the Board of Directors

During 2005, there were six meetings of the Board of Directors. The Board of Directors has a standing Audit Committee, a Compensation and Nominating Committee and a Governance Committee. The members of each committee are selected by the majority vote of the Board of Directors. All directors attended 75% or more of the aggregate of the total Board meetings and his or her committee meetings in 2005. We have a policy that board members attend the Annual Meeting of the Stockholders. All of our directors attended the 2005 Annual Meeting.

Audit Committee

John C. Spence (Chairman), James L. Easton and Kevin M. Luebbers are the members of our Audit Committee. The Board has determined that Messrs. Easton, Luebbers and Spence all qualify as “audit committee financial experts” under the rules of the SEC and meet the financial sophistication requirement rules of the NASDAQ Stock Market, Inc. (“NASDAQ”). The Audit Committee selects the Company’s independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by and fees paid to the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and any non-audit fees and reviews the adequacy of the Company’s internal accounting controls and financial management practices. The Audit Committee met ten times during 2005. The Board has adopted a written charter for the Audit Committee, which was attached to our Proxy Statement for the 2004 Annual Meeting and is available at our website under Investor Relations at www.ambassadors.com.

Compensation and Nominating Committee

In March 2005, the Board formed the Compensation and Nominating Committee. Prior to that time, the Compensation Committee performed the nominating and related governance functions of the Board. Richard D.C. Whilden (Chairman), Rafer L. Johnson and J. Fife Symington, IV are the members of the Compensation and Nominating Committee. This committee is responsible for determining compensation for the Company’s executive officers and for administering both the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and the 2005 Incentive Award Plan of Ambassadors International, Inc. (collectively the “Incentive Plans”). The Compensation and Nominating Committee also identifies individuals qualified to be members of the Board of Directors and its committees, recommends to the Board the slate of directors to be nominated by the Board at the annual stockholders meeting and recommends any director to fill a vacancy on the Board. In March 2005, the Board adopted a written charter for the Compensation and Nominating Committee, which is available at our website under Investor Relations at www.ambassadors.com. The Compensation and Nominating Committee met seven times in 2005.

Governance Committee

In August 2005, the Board formed the Governance Committee. Brigitte M. Bren (Chairman) and Peter V. Ueberroth are the members of the Governance Committee. This committee is responsible for advising management on business matters, making recommendations on the frequency and structure of Board meetings, assisting the Board in proposing committee assignments, including committee memberships and chairs, and periodically reviewing the by laws and overall governance of the Company.

Board Nominations

Director candidates are nominated by the Company’s Compensation and Nominating Committee. The Compensation and Nominating Committee does not impose any specific, minimum qualifications that must be met by director nominees, but rather the Compensation and Nominating Committee will consider candidates based upon their: (i) business and financial experience, such as serving as an executive officer or former executive officer of a publicly held company in the Company’s industry or otherwise, (ii) personal characteristics, such as integrity, ethics and values, (iii) expertise that is complementary to the background and experience of other Board members, (iv) experience as a board member of another publicly held company, (v) willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership, (vi) willingness to objectively appraise management performance, (vii) academic expertise in an area of the Company’s operations, (viii) practical and mature business judgment and (ix) any such other qualifications the Compensation and Nominating Committee deems necessary to ascertain the candidates ability to serve on the Board.

The Compensation and Nominating Committee will consider nominee recommendations from stockholders, only if the recommendation is received not later than December 15, 2006, from a security holder or group of security holders that beneficially owns more than five percent (5%) of the Company’s outstanding common stock for at least one year as of the date the recommendation is made. A stockholder interested in recommending a director candidate may do so by mailing the candidate’s detailed resume and an explanation of the reasons why the stockholder believes the candidate is qualified for service on the Board of Directors. The stockholder must also provide biographical information similar to what is required to be disclosed in a proxy statement. In addition, the stockholder must include the consent of the candidate to serve as director if elected and must describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of his or her Company stockholdings. The Company may request from the recommending stockholder such other information as it deems necessary to evaluate the stockholder nominee. All communications are to be directed to the Chairman of the Compensation and Nominating Committee at 1071 Camelback Street, Newport Beach, California 92660.

The Compensation and Nominating Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) the director’s overall effectiveness; and (ii) whether changes in employment status, health, community activity or other factors may impair the director’s continuing contributions to the Board. The Compensation and Nominating Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Compensation and Nominating Committee.

Determination of Independence of Directors

Under the listing standards of NASDAQ, a director qualifies as “independent” only if the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Ambassadors International, Inc.). In March 2006, the Board of Directors undertook its annual review of director independence. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Director Biographical Information” above. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. The purpose of this review is to determine whether any such relationships or transactions would interfere with the director’s independent judgment, and therefore be inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that all of the nominees for re-election and as all the continuing directors are independent under the NASDAQ rules, except for Peter V. Ueberroth and Joseph J. Ueberroth. Furthermore, the Board resolved that the independent directors shall regularly meet in executive sessions. In 2005, the independent directors met three times in executive session. Our Chairman presides over the executive sessions.

Director Compensation

Each of the Company’s non-employee directors receives a retainer fee of $18,000 per year plus $500 per board meeting attended. The Company’s Chairman receives a retainer fee of $96,000 per year.

Upon their appointment to the Board on August 10, 2005, Messrs. Symington and Luebbers were each granted options to purchase 10,000 shares of the Company’s Common Stock. The options have an exercise price of $15.01 and vest 25% per year on each anniversary of the date of the grant. Messrs. Spence, Johnson, Whilden and Easton were each granted options to purchase 10,000 shares of the Company’s Common Stock on November 11, 2005. The options have an exercise price of $13.76 and vest 25% per year on each anniversary of the date of grant.

In addition, each director is reimbursed for certain out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Corporate Governance

We believe that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that our Company is managed for the long-term benefit of its shareholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new listing standards of NASDAQ.

Based on this review, in March 2004, our Board adopted a charter for our Audit Committee and a Code of Ethics and Conduct, and a charter for our Compensation and Nominating Committee in March 2005. You may obtain a copy of the Code of Ethics and Conduct and other information regarding our corporate governance practices by writing to the Corporate Secretary, at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660. The Company intends to timely disclose any amendments to or waivers of certain provisions of the Company’s Code of Ethics and Conduct applicable to the Company’s Chief Executive Officer, principal financial officers, principal accounting officer, controller and other senior financial officers on the Company’s website at www.ambassadors.com.

ITEM 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accountants for the year ending December 31, 2006, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Delaware General Corporation Law does not require the ratification of the selection of independent accountants by the Company’s stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it advisable that the stockholders ratify such selection.

In the event the stockholders fail to ratify the selection of Ernst & Young, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young are expected to be present at the 2006 Annual Meeting of the Stockholders and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young as the Company’s independent registered public accountants for the fiscal year 2006.

OTHER BUSINESS

The Company does not know of any other business to be presented to the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying Proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Company Common Stock on March 31, 2006, based on 10,886,207 shares of common stock outstanding on that date, by (i) each person known to the Company to own beneficially more than five percent (5%) of Company capital stock; (ii) each director, director nominee and named executive officers; and (iii) all directors, director nominees and executive officers as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class of Common Stock
Directors, Nominees and Named Executive Officers
Joseph J. Ueberroth(2)	374,149	3.39%
Brian R. Schaefgen(3)	36,169	*
Jerry G. McGee(4)	92,221	*
Timothy T. Fogarty(5)	12,000	*
Laura L. Tuthill(6)	8,750	*
Peter V. Ueberroth(7)	1,390,000	12.66%
Brigitte M. Bren(8)	24,117	*
James L. Easton	24,116	*
Rafer L. Johnson	0	*
Kevin M. Luebbers	0	*
John C. Spence	26,116	*
J. Fife Symington, IV	5,000	*
Richard D.C. Whilden(9)	5,620	*
All Directors and Executive Officers as a group (14 people as a group)(10)	2,028,258	18.05%
Other 5% Beneficial Owners
MLF Investments, LLC(11)	2,018,913	18.55%
Ashford Capital Management, Inc.(12)	1,457,812	13.39%
Dimensional Fund Advisors Inc.(13)	636,136	5.84%
John A. Ueberroth(14)	634,270	5.78%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock which are purchasable under options which are currently exercisable, or which will become exercisable no later than 60 days after March 31, 2006 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes 139,029 shares of Common Stock issuable upon exercise of options and 100,000 unvested shares of restricted stock. Does not include 86,926 shares of Common Stock owned by the Ueberroth Community Trust of which Mr. Ueberroth has shared voting power.

(3)	Includes 16,500 shares of Common Stock issuable upon exercise of options and 16,000 unvested shares of restricted stock.

(4)	Includes 72,221 shares of Common Stock issuable upon exercise of options and 20,000 unvested shares of restricted stock.

(5)	Includes 12,000 unvested shares of restricted stock. Mr. Fogarty resigned effective on March 31, 2006.

(6)	Consists of 8,750 shares of Common Stock issuable upon exercise of options.

(7)	Chairman of the Board of the Company. The shares are held in a family trust of which Mr. Peter Ueberroth is a co-trustee. Includes options to purchase 90,000 shares of Common Stock. Does not include 100,000 shares of Common Stock owned by the Ueberroth Family Foundation of which Mr. Ueberroth has shared voting power. Also does not include 43,463 shares of Common Stock owned by the Ueberroth Education Trust of which Mr. Ueberroth has no voting power.

(8)	Consists of 24,117 shares of Common Stock issuable upon exercise of director options.

(9)	Includes 3,620 shares of the Company’s Common Stock held by the director. Includes 2,000 shares held in a family trust of which Mr. Whilden is a co-trustee.

(10)	Includes 350,617 shares of Common Stock issuable upon exercise of stock options.

(11)	Based on the 13D/A filed with the SEC on November 10, 2005, by MLF Investments, LLC (“MLFI”), MLF Offshore Portfolio Company, L.P. (“MLF Offshore”), MLF Cayman GP, Ltd. (“MLF Cayman”), MLF Capital Management, L.P. (“MLF Capital”), MLF Holdings, LLC (“MLF Holdings”) and Matthew L. Feshbach. MLF Holdings is the general partner of MLF Capital, which is the manager, sole shareholder and acting manager of MLF Cayman and the general partner of MLF Offshore. MLFI serves as the investment advisor to MLF Offshore. Mr. Feshbach is the managing member of MLFI and MLF Holdings. Each of MLFI, MLF Offshore, MLF Cayman, Mr. Feshbach, MLF Holdings and MLF Capital shares the power to vote and dispose of all these shares. The address of each the filing parties is 455 N. Indian Rocks Road, Suite B, Belleair Bluffs, Florida 33770.

(12)	Based on 13G/A filed with the SEC on February 13, 2006. The address of Ashford Capital Management, Inc., an investment advisor, is P.O. Box 4172, Wilmington, DE 19807.

(13)	Based on 13G/A filed with the SEC on February 6, 2006. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional acts as an investment advisor to investment companies, trusts and accounts and disclaims beneficial ownership of the shares reported.

(14)	Former Co-Chairman and Director of the Board of the Company. Includes option to purchase 90,000 shares of Common Stock. Does not include 25,000 shares of Common stock owned by the John and Gail Ueberroth Family Foundation of which Mr. Ueberroth has shared voting power. Mr. John Ueberroth’s address is 26 Corporate Plaza, Suite 150, Newport Beach, CA 92660.

INFORMATION CONCERNING

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Biographical Information

Set forth below is the biographical information for the executive officers of the Company as of March 31, 2006. Mr. Fogarty, the President and Chief Operating Officer of Cypress Reinsurance, Ltd, a wholly-owned subsidiary of the Company, resigned from his position as of March 31, 2006.

Joseph J. Ueberroth, See—“Director Biographical Information.”

Brian R. Schaefgen, age 36, has served as Chief Financial Officer, Treasurer and Secretary of the Company since December 2003. From March 1994 to December 2003, Mr. Schaefgen served in various senior financial capacities with The Irvine Company, a real estate investment company. From 1991 to 1994, Mr. Schaefgen was with the accounting and professional services firm Deloitte & Touche. Mr. Schaefgen serves on the Board of

Directors of Grand Prix Tours, Inc., a specialty tour provider and the Board of Advisors of BenchPlayers, Inc., a talent placement and event production company. Mr. Schaefgen also serves on the Board of Directors of Big Brothers Big Sisters of Orange County and the Audit Committee of Families Forward. Mr. Schaefgen received his Bachelor of Business Administration from the University of Notre Dame. Mr. Schaefgen is a Certified Public Accountant.

Jerry G. McGee, age 35, has served as President and Chief Operating Officer of Ambassadors, LLC, a wholly-owned subsidiary of the Company since August 2005 and as its Chief Operating Officer since December 2003. From 1998 to 2003, Mr. McGee served in executive level capacities with various wholly-owned subsidiaries of the Company, including President of Ambassadors Services Group, Inc., President of Ambassadors Technology Group and Executive Vice President of Ambassadors Performance Group, LLC. Prior to joining the Company, Mr. McGee worked in the Planning Division of the Walt Disney Company’s Resorts and Attractions unit and served as Vice President of The Lindquist Group, a management consulting firm to the travel and entertainment industries. Mr. McGee serves on the Board of Directors of the Special Olympics of Southern California and the Board of Trustees of the Society of Incentive and Travel Executives Foundation. Mr. McGee has also served on the Board of Directors of the Orange County Sports Association and the Board of Advisors of the Ritz Carlton Hotel Company and Outrigger Hotels. Mr. McGee received his Bachelor of Science from the University of Southern California.

David A. Giersdorf, age 49, has served as President and Chief Operating Officer of Ambassadors Cruise Group, LLC since December 2005. In 2005, Mr. Giersdorf served as a consultant to the Company. From 1999 to 2004, Mr. Giersdorf was with Holland America Line Inc., part of Carnival Corporation’s family of cruise lines, most recently as Executive Vice President, Marketing and Sales. Mr. Giersdorf was responsible for global brand management, product planning, revenue management, sales, distribution and public relations for Holland America and its subsidiary companies, Windstar Cruises and Holland America Tours.

Laura L. Tuthill, age 29, has served as Corporate Controller of Ambassadors International, Inc. since December 2003. From July 2002 to December 2003, Ms. Tuthill was the Controller of Ambassadors Performance Group, LLC, a wholly owned subsidiary of the Company. From 1997 to 2002, Ms. Tuthill was with the accounting firm Andersen (formerly Arthur Andersen). Ms. Tuthill received her Bachelor of Business Administration from the University of California Santa Barbara. Ms. Tuthill is a Certified Public Accountant.

Executive Compensation

Summary Compensation

The following table sets forth the compensation for the Chief Executive Officer and the four highest paid executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended December 31, 2005 (collectively, the “Named Executive Officers”):

Summary Compensation Table

				Long Term Compensation
				Awards
		Annual Compensation		Restricted Stock Awards($)		Securities Underlying Options/ SARS(#)	All Other Compen- sation($)(10)
Name and Principal Position	Year	Salary($)	Bonus($)
Joseph J. Ueberroth(1) President and Chief Executive Officer	2005 2004 2003	285,000 200,000 29,600	310,000 260,000 0	668,000 629,000 0	(2) (2)	50,000 50,000 200,000	0 0 0

Brian R. Schaefgen(3) Chief Financial Officer and Corporate Secretary	2005 2004 2003	180,000 130,000 5,900	105,000 110,000 0	0 201,280 0	(4)	16,000 41,000 0	500 500 0

Jerry G. McGee(5) President and COO, Ambassadors, LLC	2005 2004	210,000 180,000	177,500 150,000	0 251,600	(6)	20,000 70,000	500 500

Timothy T. Fogarty(7) President and COO, Cypress Re	2005 2004 2003	150,000 82,000 140,000	70,000 50,000 10,000	0 150,960 0	(8)	0 12,000 0	500 500 500

Laura L. Tuthill(9) Vice President and Corporate Controller	2005 2004	110,000 97,000	30,000 25,000	0 0		5,000 15,000	500 500

(1)	Mr. Ueberroth was hired as the President and Chief Executive Officer of the Company in November 2003.

(2)	Represents 50,000 shares of restricted stock granted on December 27, 2005, and November 19, 2004, at a market closing value of $13.36 and $12.58, respectively. As of December 31, 2005, the value of the 100,000 unvested shares of restricted stock held by Mr. Ueberroth was $1,550,000.

(3)	Mr. Schaefgen succeeded Mr. Fogarty as the Chief Financial Officer and Corporate Secretary of the Company in December 2003.

(4)	Represents 16,000 shares of restricted stock granted on November 19, 2004, with a market closing value of $12.58. As of December 31, 2005, the value of the 16,000 unvested shares of restricted stock was $248,000.

(5)	Mr. McGee was appointed as the Chief Operating Officer of Ambassadors, LLC, a wholly-owned subsidiary of the Company in December 2003. In August 2005, Mr. McGee was appointed as the President and Chief Operating Officer of Ambassadors, LLC.

(6)	Represents 20,000 shares of restricted stock granted on November 19, 2004, with a market closing value of $12.58. As of December 31, 2005, the value of the 20,000 unvested shares of restricted stock was $310,000.

(7)	Mr. Fogarty’s was appointed as the Executive Vice President of Cypress Re, a wholly-owned subsidiary of the Company in December 2003. In August 2005, Mr. Fogarty was appointed as the President and Chief Operating Officer of Cypress Reinsurance, Ltd, a wholly-owned subsidiary of the Company. On March 31, 2006, Mr. Fogarty resigned his position with Cypress Reinsurance, Ltd.

(8)	Represents 12,000 shares of restricted stock granted on November 19, 2004, with a market closing value of $12.58. As of December 31, 2005, the value of the 12,000 unvested shares of restricted stock was $186,000. Mr. Fogarty’s employment ended on March 31, 2006 and the 12,000 shares of restricted stock were forfeited subsequent to that date.

(9)	Ms. Tuthill was appointed as Corporate Controller in December of 2003. Prior to this, she was the Controller for Ambassadors Performance Group, LLC, a wholly owned subsidiary of the Company.

(10)	All other compensation represents the Company’s 401(k) matching contribution for each of the executives for each respective year in which the employee participated in the plan.

Option Grants

The following table sets forth certain information regarding option grants to the Named Executive Officers during the fiscal year 2005 and held by them on December 31, 2005. All options granted have a term of ten years from the date of grant and vest in equal annual installments over a four-year period.

Option Grants During the Last Fiscal Year

Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year(%)	Exercise Price ($)/Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%($)	10%($)
Joseph J. Ueberroth	50,000	20.75	13.76	11/02/2015	432,680	1,096,495
Brian R. Schaefgen	16,000	6.64	13.76	11/02/2015	138,457	350,878
Jerry G. McGee	20,000	8.30	13.76	11/02/2015	173,072	438,598
Laura L. Tuthill	5,000	2.07	13.76	11/02/2015	43,268	109,649

(1)	Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future Common Stock prices.

For a description of the material terms of the options see—“Compensation Plans and Arrangements.”

The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 2005 and held by them on December 31, 2005:

Aggregated Option Exercises During the Last Fiscal Year

And Fiscal Year-end Option Values

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph J. Ueberroth	0	0	139,029	187,500	509,145	521,500
Brian R. Schaefgen	0	0	10,250	46,750	28,618	113,693
Jerry G. McGee	0	0	55,121	77,100	391,014	214,955
Timothy T. Fogarty	31,353	295,697	47,926	12,721	435,447	54,374
Laura L. Tuthill	0	0	7,500	17,500	35,776	49,126

(1)	Amounts are shown as the positive spread between the exercise price and fair market value (based on the fair market price at fiscal year end of $15.50 per share).

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	1,406,605	$9.69	395,867
Equity compensation plans not approved by security holders	0	0	0

Total	1,406,605	$9.69	395,867

(1)	Consists of the 1995 Equity Participation Plan and the 2005 Incentive Award Plan.

Compensation Plans and Arrangements

Amended and Restated 1995 Equity Participation Plan

The Company’s Amended and Restated 1995 Equity Participation Plan (the “1995 Plan”) was adopted by the Company on August 1995, to attract and retain directors, officers, key employees and consultants. Under the 1995 Plan, the Company may issue up to 2,200,000 shares of Common Stock.

During the fiscal year ended December 31, 2005, options to purchase a total of 161,000 shares of Common Stock were granted under the 1995 Plan. Under the 1995 Plan, options to purchase 1,088,605 shares of Common Stock were outstanding at December 31, 2005 and options to purchase 2,066 shares of Common Stock were forfeited during the year ended December 31, 2005. All options granted have a term of ten years from the date of grant and vest in equal annual installments over a four-year period. As of December 31, 2005, the weighted average exercise prices of the outstanding options under the 1995 Plan was $10.78.

2005 Incentive Award Plan

The Company’s 2005 Incentive Award Plan 1995 Equity Participation Plan (the “2005 Plan”) was adopted by the Company in May 2005, to attract and retain directors, officers, key employees and consultants. Under the 2005 Plan, the Company may issue up to 600,000 shares of Common Stock.

During the fiscal year ended December 31, 2005, options to purchase a total of 140,000 shares of Common Stock were granted under the 2005 Plan. Under the 2005 Plan, options to purchase 140,000 shares of Common Stock were outstanding at December 31, 2005. There were no options forfeited during the year ended December 31, 2005 under the 2005 Plan. All options granted have a term of ten years from the date of grant and vest in equal annual installments over a four-year period. As of December 31, 2005, the weighted average exercise prices of the outstanding options under the 2005 Plan was $13.47.

Profit Sharing Plan

In 1993, the Company established a noncontributory profit sharing plan, the assets of which were transferred into a new 401(k) Profit-Sharing Plan (the “401(k) Plan”) in 1996. Employees are eligible to participate in the 401(k) Plan upon six months of service and 21 years of age. Employees may contribute up to 92% of their salary, subject to the maximum contribution allowed by the Internal Revenue Service. The Company’s matching contribution is discretionary based upon approval by management. Employees are 100% vested in their contributions and vest in Company matching contributions equally over four years. During the year ended December 31, 2005, the Company contributed approximately $29,000 to the 401(k) Plan.

Compensation and Nominating Committee Interlocks and Insider Participation

The Compensation and Nominating Committee is composed of three non-employee directors, Richard D.C. Whilden (Chairman), Rafer L. Johnson and J. Fife Symington, IV. No executive officer of the Company has served during 2005 or subsequently as a member of the board of directors or compensation committee of any entity which has one or more executive officers who serve on the Company’s Board of Directors or the Compensation and Nominating Committee. During fiscal 2005, no member of the Company’s Compensation and Nominating Committee had any relationship or transaction with the Company required to be disclosed pursuant to Item 402(j) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Report of Compensation and Nominating Committee on Executive Compensation

This Compensation and Nominating Committee Report discusses the components of the Company’s executive officer compensation policies and programs and describes the bases upon which compensation is determined by the Compensation and Nominating Committee with respect to the executive officers of the Company, including the Named Executive Officers. The Compensation and Nominating Committee reviews and approves salaries, bonuses, benefits and other compensation for executive officers and key employees of the Company, and it also administers the Incentive Plans.

Compensation Philosophy. The Compensation and Nominating Committee endeavors to ensure that the compensation programs for the executive officers of the Company and its subsidiaries are effective in attracting and retaining key executives responsible for the success of the Company and are administered with the long-term interests of the Company and its stockholders in mind. The Compensation and Nominating Committee seeks to align total compensation for senior management with corporate performance by linking executive compensation directly to individual and team contributions, continuous improvements in corporate performance, and stockholder value.

The Compensation and Nominating Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the executive officers. The Compensation and Nominating Committee considers such corporate performance measures as net income, earnings per share and cash flow, and may vary its quantitative measurements from employee to employee and from year to year. The Compensation and Nominating Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as superior individual performance, new responsibilities or positions within the Company, leadership ability and overall contributions to the Company.

In order to attract and retain highly-qualified executives in the areas in which the Company does business and in recognition of the overall competitiveness of the market for highly-qualified executive talent, the Compensation and Nominating Committee also evaluates the total compensation of the executive officers in light of information regarding the compensation practices and corporate financial performance of other companies in similar businesses.

In implementing its compensation program for executive officers, the Compensation and Nominating Committee seeks to achieve a balance between compensation and the Company’s annual and long-term budgets and business objectives, encourage executive performance in furtherance of stated Company goals, provide variable compensation based on the performance of the Company, create a stake in the executive officer’s efforts by encouraging stock ownership in the Company, and align executive remuneration with the interests of the Company’s stockholders.

Compensation Program Components. The Compensation and Nominating Committee regularly reviews the Company’s compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Company. The particular elements of the compensation program for executive officers consist of the following:

Base Salary. Base salaries for executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each executive officer’s position, and the experience the individual brings to the position. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. Base salaries are kept within a competitive range for each position, reflecting both job performance, job changes, and market forces.

Annual Bonus. The Compensation and Nominating Committee considers the granting of annual cash bonuses to the executive officers and grants bonuses when it believes it is warranted. The primary purpose of any such bonus is to reward individual contributions and efforts in helping the Company achieve specific budget and performance goals and to adjust overall compensation to remain competitive and continue to retain qualified management. However, bonuses, when granted, relate to the Company’s annual budget and overall performance based on a calculation of earnings before tax, interest, depreciation and amortization.

Long-Term Incentive Compensation. The Company’s long-term incentive program consists of periodic grants of stock options and, commencing in 2004, grants of restricted stock, which are made at the discretion of the Compensation and Nominating Committee under the Incentive Plan. Decisions made by the Compensation and Nominating Committee regarding the amount of the grant and other discretionary aspects of the grant take into consideration Company performance, individual performance and experience, competitive forces to attract and retain senior management, and the nature and terms of grants made in prior years. In November 2004, the Compensation and Nominating Committee granted restricted stock to four executive officers and options to all executive officers. In December 2005, the Compensation and Nominating Committee granted restricted stock and options to the Chief Executive Officer and the Company’s newly hired Chief Operating Officer. In deciding to make these grants, the Compensation and Nominating Committee considered, among other things, the performance of the executives, the importance of their retention to the Company, and the vesting dates of the recipients’ other outstanding equity grants.

Chief Executive Officer’s Compensation. The Chief Executive Officer (“CEO”) of the Company heads a group of senior management officers who participate in a common set of compensation criteria linked, in part, to the performance of the Company. The compensation of the CEO is determined by the Compensation and Nominating Committee based upon its assessment of the Company’s financial performance and nonfinancial factors which the Compensation and Nominating Committee believes have an influence upon the Company’s overall performance and its ability to remain competitive. The Compensation and Nominating Committee also takes into account the individual’s performance and level of experience, as well as compensation paid to other executive officers of the Company and compensation paid to other CEO’s of comparable companies. Each Compensation and Nominating Committee member exercises his or her own independent judgment in evaluating and weighing these various criteria, which may vary from one member to another and from time to time

Summary. The Compensation and Nominating Committee believes that the total compensation program for executive officers of the Company is focused on increasing value for the Company’s stockholders, by attracting and retaining the best-qualified people as senior management and enhancing corporate performance. Furthermore, the Compensation and Nominating Committee believes that executive compensation levels of the Company are competitive with the compensation programs provided by other corporations with which the Company competes. The foregoing report has been approved by the members of the Compensation and Nominating Committee.

COMPENSATION AND NOMINATING COMMITTEE

Richard D.C. Whilden, Chairman

Rafer L. Johnson

J. Fife Symington, IV

AUDIT COMMITTEE AND ACCOUNTANTS

Report of Audit Committee

Following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ending December 31, 2005, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three years ending December 31, 2005 and the notes thereto.

During the year 2005, at each of its meetings, the Committee met with the senior members of the Company’s financial management team and the independent auditors. The Committee’s agenda is established by the Committee’s Chairman and the Company’s Chief Financial Officer. During the year, the Committee had private sessions with the Company’s independent auditors at which candid discussions of financial management, accounting and internal control issues took place.

The Committee reviewed with the Company’s financial management and the independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting.

The Committee has reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles and have expressed to both management and the independent auditors their general preference for conservative policies when a range of accounting options is available.

In its meetings with representatives of the independent auditors, the Committee asks them to address, and discusses their responses to, concerns that the Committee believes are particularly relevant to its oversight. These concerns include:

•	The presence of any significant accounting judgments made by management in preparing the financial statements that would have been made differently had the independent auditors themselves prepared and been responsible for the financial statements.

•	Based on the independent auditors’ experience and their knowledge of the Company, whether the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Based on the independent auditors’ experience and their knowledge of the Company, whether the Company implemented internal controls and internal audit procedures that are appropriate for the Company.

The Committee believes that by focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

The Committee also discussed with the independent auditors all other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Committee received and discussed with the independent auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered with the independent auditors whether the provision of financial information systems design and implementation and other non-audit services provided by them to the Company during 2005 was compatible with the independent auditors’ independence.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements with generally accepted accounting principles in the United States.

In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

AUDIT COMMITTEE

John C. Spence, Chairman

James L. Easton

Kevin M. Luebbers

Audit Committee’s Pre-Approval Policy

During fiscal year 2005, the Audit Committee of the Board of Directors approved policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent auditor and for the prohibition of certain services from being provided by the independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to the Company by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to the Company by the independent auditor. The Chairman must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Independent Accountant Fees

The following sets forth the aggregate fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the fiscal years 2005 and 2004, and fees billed for other services provided by Ernst & Young for fiscal years 2005 and 2004.

Audit Fees

Fees for audit services totaled approximately $496,000 in 2005 and $527,000 in 2004, including fees associated with the annual audit and the audit of internal control over financial reporting in 2005 and 2004, the reviews of the Company’s quarterly reports on Form 10-Q and required statutory audits.

Audit Related Fees

In 2005 and 2004, the Company did not incur any audit related fees.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $55,000 in 2005 and $52,000 in 2004. Tax fees include services related to tax compliance, preparation and filing of tax returns and tax consulting.

All Other Fees

In 2005 and 2004, the Company did not incur any other fees.

All fees incurred were in accordance with the Company’s pre-approval policy.

The Company has been advised by Ernst & Young that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s cumulative total stockholder return with the NASDAQ Market Index, S&P 500 Diversified Commercial Services Index and the Russell 2000 Index. The Company added the S&P 500 Diversified Commercial Services Index as this index is the most reflective of the Company’s peer group. The graph assumes that $100 was invested on December 31, 2000, in the Company’s Common Stock and in each of the indices mentioned above and that all dividends were reinvested.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Ambassadors International, Inc.	100.00	113.74	117.08	166.06	214.66	217.40
S&P 500 Diversified Commercial Services Index	100.00	136.34	108.85	165.45	171.31	151.68
Russell 2000 Index	100.00	102.49	81.49	120.00	142.00	148.46
NASDAQ Market Index	100.00	79.32	54.84	81.99	89.23	91.12

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On February 1, 2005, the Company acquired BellPort Group, Inc., an international marina operator located in Newport Beach, California, for $1.28 million in cash and 184,717 shares of our common stock. The acquisition was made pursuant to the terms of a Agreement and Plan of Merger dated February 1, 2005, among the Company, BellPort and certain wholly-owned subsidiaries of the Company (the “Agreement”). Joseph Ueberroth, our Chief Executive Officer and director, was the founder and Co-Chairman of BellPort. In addition, Joseph Ueberroth and Peter V. Ueberroth, our Chairman of the Board, were principal stockholders of BellPort at the time of the acquisition and beneficially owned 32% and 16% of the outstanding equity securities of BellPort, respectively. Pursuant to the terms of the Agreement, Joseph Ueberroth received 86,926 shares of our common stock and Peter Ueberroth received 43,463 shares of our common stock. Joseph Ueberroth and Peter Ueberroth received the same per share consideration as other BellPort stockholders.

As a result of Joseph Ueberroth’s and Peter Ueberroth’s holdings in, and prior business dealings with, BellPort, our Board of Directors formed a special committee to consider and negotiate the material terms of the acquisition and make a recommendation to the full Board of Directors. Messrs. Whilden and Spence served on the special committee. The special committee met formally seven times and additionally had numerous discussions and negotiations with representatives of BellPort. The special committee performed due diligence, negotiated terms of the acquisition and reviewed and approved the terms of the Agreement. Following its review and consideration of the transaction, the special committee ultimately approved the acquisition and recommended that the full Board of Directors approve the transaction. Prior to approving the acquisition, our Board of Directors received the opinion of a third-party investment bank that, as of the date of the opinion and subject to the qualifications and limitations set forth in the opinion, the consideration paid by us in the acquisition was fair to us from a financial point of view.

On February 1, 2006, the Company purchased all of the issued and outstanding shares of BellJa Holding Company, Inc., a California corporation (“BellJa”) for $250,000 in cash, pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”), dated February 1, 2006, among the Company and the shareholders of BellJa. Joseph J. Ueberroth, Chief Executive Officer and a director of the Company, was a director and officer of BellJa. In addition, Joseph J. Ueberroth and Peter V. Ueberroth, Chairman of the Board of the Company, were stockholders of BellJa, indirectly, through the Ueberroth Community Trust under which Joseph J. Ueberroth is a trustee, and through the Ueberroth Family Trust under which Peter V. Ueberroth is a trustee. Joseph J. Ueberroth and Peter V. Ueberroth, beneficially owned as trustees of such trusts, 32% and 16% of the outstanding equity securities of BellJa, respectively. Pursuant to the terms of the Purchase Agreement, the Ueberroth Community Trust received $80,000 and the Ueberroth Family Trust received $40,000, representing the trusts’ pro rata ownership of BellJa. The aforementioned trusts received the same per share consideration as other BellJa stockholders.

Pursuant to a consulting arrangement, Mr. Giersdorf was hired by the Company to provide acquisition related consulting services. Mr. Giersdorf received $130,000 in consulting fees in 2005. During his time as a consultant, Mr. Giersdorf was not entitled to participate in any employee benefit plans of the Company. The consulting arrangement was terminated on December 27, 2005 upon Mr. Giersdorf’s appointment as the President and Chief Operating Officer of Ambassadors Cruise Group, LLC with an annual salary of $300,000. On December 27, 2005, Mr. Giersdorf was granted 30,000 shares of restricted stock and options to purchase 100,000 shares of Company Common Stock. As of December 27, 2005, the grant date, the restricted stock had a value of $400,800. The restricted stock vests equally over a four period. The options vest and become exercisable equally over a four period, with an exercise price of $13.36. In addition, upon the consummation of the acquisition of American West Steamboat Company and related entities, Mr. Giersdorf received a success fee of $135,000 which was paid in January 2006.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the executive officers and directors and persons who beneficially own more than 10% of a class of securities registered under Section 12(g) the Exchange Act to file initial reports of ownership and reports of changes in ownership with the SEC. Such officers, directors, and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely upon the Company’s review of such forms furnished to the Company during the fiscal year ended December 31, 2005, and written representations from certain reporting persons, the Company believes that during 2005, all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders have been complied with.

Communications with the Board

Any shareholder may communicate with the Board of Directors of Ambassadors International, Inc. and its committees. The Board of Directors has established the following system to receive, track and respond to communications from shareholders addressed to the Board of Directors and its committees and members.

Any shareholder may address his or her communication to the Board of Directors, a committee of the Board, or an individual Board member and send the communication addressed to the recipient group or individual, care of Ambassadors International, Inc., Corporate Secretary, 1071 Camelback Street, Newport Beach, California 92660. The Corporate Secretary will review all communications and deliver the communications to the appropriate party in the Corporate Secretary’s discretion. The Corporate Secretary may take additional action or respond to communications in accordance with instructions from the recipient of the communication.

Stockholder Proposals for the 2007 Annual Meeting

In the event that a stockholder desires to have a proposal considered for presentation at the 2007 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of the Company so that it is received no later than December 15, 2006. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

The Company expects to holds its 2007 Annual Meeting of Stockholders on May 10, 2007. The Company’s Bylaws provide that if a stockholder, rather than including a proposal in the Company’s proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, the Company must receive notice of such proposal not less than 50 days nor more than 75 days prior to the meeting. The notice must comply with the Company’s Bylaws. Notices should be directed to the attention of the Corporate Secretary, Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Annual Report on Form 10-K Incorporated by Reference

Our annual report on Form 10-K is included with your Proxy Statement and is available without charge on our website, www.ambassadors.com/investor, as soon as reasonably practicable after it is filed electronically with the SEC. We are providing the address to our Internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report. In addition to the website, a copy of the Company’s Annual Report on Form 10-K as filed with the SEC is available upon written request and without charge to stockholders by writing to Corporate Secretary, at Ambassadors International, Inc., 1071 Camelback Street, Newport Beach, California 92660.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, which might incorporate future filings made by the Company under those statutes, the Compensation and Nominating Committee Report, the Audit Committee Report or, the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by the Company under those statutes. In addition, information on the Company’s website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors

Brian R. Schaefgen

Corporate Secretary

Newport Beach, California

April 10, 2006

PROXY

AMBASSADORS INTERNATIONAL, INC

1071 CAMELBACK STREET NEWPORT BEACH, CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement, and appoints Joseph J. Ueberroth and Brian R. Schaefgen and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Ambassadors International, Inc. (the “Company”) held of record by the undersigned as of the close of business on March 31, 2006, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held on May 11, 2006, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

This Proxy, when properly executed, will be voted in the manner directed herein. This Proxy will be voted FOR the election of the directors listed and FOR the other proposals if no specification is made.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect the following directors to serve until the 2009 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

FOR	ALL (except as indicated below) WITHHOLDAUTHORITY FOR ALL

01 James L. Easton 02 Kevin M. Luebbers 03 Joseph J. Ueberroth

To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

FOR	AGAINST ABSTAIN

2. To ratify the Board of Directors selection of Ernst & Young LLP to serve as the company’s independent accountants for the fiscal year ending December 31, 2006.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature	Signature if held jointly Date , 2006

Please mark, sign, date and return the proxy card promptly using the enclosed envelope

FOLD AND DETACH HERE